UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2013

The Management Network Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

As previously disclosed, the Board of Directors ("Board") of The Management Network Group, Inc. (the "Company") authorized and directed the Audit Committee (the "Committee") to (i) seek additional information from Richard P. Nespola regarding allegations he made in connection with his resignation as a director of the Company, (ii) investigate any of his allegations to the extent it determined that an investigation was warranted based upon any additional information provided by Mr. Nespola or otherwise and (iii) report its findings to the full Board. The allegations were contained in Mr. Nespola's resignation letter dated September 19, 2012, which he delivered to the Company one day prior to the scheduled meeting of stockholders called to consider his removal as a director of the Company and which was attached as Exhibit 17.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 25, 2012, and Mr. Nespola's response letter dated October 11, 2012, which was attached as Exhibit 17.2 to the Current Report on Form 8-K/A filed by the Company with the Securities and Exchange Commission on October 12, 2012.

Outside securities counsel for the Company, on behalf of the Committee, interviewed Mr. Nespola regarding his allegations and conducted an investigation of his allegations, which included a review of relevant documents and interviews of several directors and executive officers of the Company. The Committee determined based upon this investigation that none of the Company or any of its directors or executive officers had engaged in wrongdoing. The Committee reported its findings to the full Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb Chief Executive Officer, President, and Chief Financial Officer

Date: January 16, 2013